Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for the Quarter Ended June 30, 2023

HOUSTON, Texas – July 26, 2023 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended June 30, 2023. The Company reported net income of $84.6 million, or $0.40 per share, for the second quarter of 2023, compared to net income of $99.7 million, or $0.46 per share, for the first quarter of 2023. Revenues for the second quarter of 2023 were $759 million, compared to $792 million for the first quarter of 2023.

Financial results for the quarter ended June 30, 2023, include pretax charges totaling $11.7 million, which are comprised of $7.9 million of merger and integration expenses and $3.8 million of impairment charges in our E&P business.

Andy Hendricks, Chief Executive Officer of Patterson-UTI Energy, commented, “Our contract drilling business performed very well during the second quarter, with sequential increases in both revenues and margins. Contract renewals favorably impacted our average revenue and adjusted margin on a per day basis, offsetting a slight decline in our rig count. The improvement in contract drilling revenues and margins during the second quarter met our expectation, and our rig count outperformed the broader industry decrease. The decline in industry activity had a more significant impact on our pressure pumping business, with volatility and whitespace impacting results.

“We continued to return capital to shareholders during the second quarter through a combination of dividends and share buybacks. During the second quarter, we repurchased 1.8 million shares, which brings the total repurchases under our share repurchase program through the first six months of 2023 to 7.4 million shares. Including $33.5 million of dividends, we have returned approximately $126 million of cash to shareholders through the first six months of 2023. At June 30, 2023, $281 million remained under our share repurchase authorization.

“Commodity price volatility during June led to some customers deciding to release rigs and/or spreads. For us, the decrease in frac activity occurred much faster than the slight decrease in our second quarter rig count. As such, we believe our pressure pumping activity has already reached a trough in July, while we expect additional rig releases over the next few weeks. For the third quarter, we expect our average rig count in the United States will average approximately 119 rigs. With the recent strength in oil prices, along with natural gas futures prices in contango, we believe the industry rig count is near a bottom and both rig count and frac activity will improve later in the year and in 2024.

"Based on our outlook for the second half of the year, we are lowering our 2023 capex forecast to $485 million. This forecast is comprised of approximately $280 million of capex for contract drilling, $140 million for pressure pumping, $20 million for directional drilling, and $45 million for our other businesses and general corporate purposes.”

Mr. Hendricks continued, “During the second quarter, contract drilling revenues and margins improved, due primarily to the renewal of drilling rig contracts at higher rates. In the United States, on a sequential basis, our average rig revenue per day increased $1,190 to $35,940 and average rig operating cost per day increased $160 to $19,040. As a result, average adjusted rig margin per day in the United States reached $16,910, reflecting a $1,030 increase from the previous quarter.

“As of June 30, 2023, we had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $760 million. Based on contracts currently in place in the United States, we expect an average of 71 rigs operating under term contracts during the third quarter of 2023 and an average of 44 rigs operating under term contracts over the four quarters ending June 30, 2024.

“In pressure pumping, increased whitespace in the calendar and lower pricing, primarily on spot market work, contributed to a sequential decrease in revenues and margins. Second quarter pressure pumping revenues were $250 million, with an adjusted gross margin of $53.8 million. Based on current activity levels, we stacked a Tier-2 diesel spread in order to accelerate its conversion to Tier-4 dual fuel. When this conversion is complete, 10 of our 12 spreads will be dual-fuel capable, including four spreads that will be Tier-4 dual fuel.

“For the third quarter, we plan to operate 11 spreads. We have had substantial whitespace in July, but we expect improving utilization through the remainder of the quarter. Maintaining enough crews for the increasing work will negatively impact margins in the third quarter. Accordingly, for the third quarter pressure pumping revenues are expected to be approximately $230 million with an adjusted gross margin of $37 million. We expect our pumping activity to increase in the fourth quarter to 12 spreads and our increasing number of dual fuel spreads better positions us to take advantage of what we expect to be even further increasing completion activity in 2024.

“In our directional drilling segment, revenues and margins decreased due primarily to lower activity levels. Directional drilling revenues for the second quarter were $55.1 million, with an adjusted gross margin of $7.8 million.”

Mr. Hendricks concluded, “We are constructive on the overall U.S. onshore market. With current commodity prices, operators should see significant improvement in their well economics.

“As well, we are very excited about the recently announced transactions to strengthen our position as a leading provider of drilling and completions services in the United States and the timing could not be better with the potential for increasing activity going into next year. The merger with NexTier Oilfield Solutions will bring together two top-tier and technology driven drilling and well completions businesses, creating a leading platform at the forefront of innovation. Similarly, Ulterra’s leading position in the North American PDC drill bit business will expand our operational and technology platform, expand our data portfolio, and broaden our geographic footprint through strong relationships with key international customers, especially in the Middle East. With the combined companies we will continue to commit to returning 50% of free cash flow to shareholders. We continue to work toward closing these transactions and look forward to welcoming employees from both NexTier and Ulterra to the Patterson-UTI team.”

The Company declared a quarterly dividend on its common stock of $0.08 per share, payable on September 21, 2023, to holders of record as of September 7, 2023.

For purposes of the shareholder return target, the Company defines free cash flow as net cash provided by operating activities less capital expenditures. The shareholder return target, including the amount and timing of any dividend payments and/or share repurchases are subject to the discretion of the Company’s Board of Directors and will depend upon business conditions, results of operations, financial condition, terms of the Company’s debt agreements and other factors.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended June 30, 2023, is scheduled for tomorrow, July 27, 2023, at 9:00 a.m. Central Time. The dial-in information for participants is (888) 550-5422 (Domestic) and (646) 960-0676 (International). The conference ID for both numbers is 3822955. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of oilfield services and products to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling, pressure pumping and directional drilling services. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "potential," "project," "pursue," "should," "strategy," "target," or "will," and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. The statements include, without limitation, projections as to the anticipated benefits of the proposed NexTier and Ulterra transactions, the impact of the proposed transactions on Patterson-UTI’s, NexTier’s and Ulterra’s businesses and future financial and operating results, the amount and timing of synergies from the proposed transactions, the combined company’s projected revenues, adjusted EBITDA and cash flow, accretion, business and employee opportunities, capital return policy, and the closing date for the proposed transactions, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Patterson-UTI’s control. These factors and risks include, but are not limited to: adverse oil and natural gas industry conditions; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, pressure pumping and directional drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing conflict in Ukraine; strength and financial resources of competitors; utilization, margins and planned capital expenditures; liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology; the ability to retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; synergies, costs and financial and operating impacts of acquisitions; difficulty in building and deploying new equipment; governmental regulation; climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; ability to obtain insurance coverage on commercially reasonable terms; financial flexibility; interest rate volatility; adverse credit and equity market conditions; availability of capital and the ability to repay indebtedness when due; our return of capital to stockholders; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Patterson-UTI’s, NexTier’s and Ulterra’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transactions; the risk associated with Patterson-UTI’s and NexTier’s ability to obtain the approval of the proposed transaction by their shareholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; and the diversion of management time on transaction-related issues.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

Important Information for Stockholders

In connection with the proposed merger of Patterson-UTI and NexTier, Patterson-UTI has filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of Patterson-UTI and NexTier that also constitutes a prospectus of Patterson-UTI. The information in such registration statement is not complete and may be changed. Each of Patterson-UTI and NexTier also plans to file other relevant documents with the SEC regarding the proposed merger. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. After the registration statement is declared effective, the definitive joint proxy statement/prospectus will be mailed to shareholders of Patterson-UTI and NexTier. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and shareholders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about Patterson-UTI and NexTier once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Patterson-UTI will be available free of charge on Patterson-UTI’s website at http://www.patenergy.com or by contacting Patterson-UTI’s Investor Relations Department by phone at (281) 765-7170. Copies of the documents filed with the SEC by NexTier will be available free of charge on NexTier’s website at https://nextierofs.com or by contacting NexTier’s Investor Relations Department by phone at (346) 242-0519.

Participants in the Solicitation

Patterson-UTI, NexTier and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information about the directors and executive officers of Patterson-UTI is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on April 11, 2023, and Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 13, 2023, as amended by Amendment No.1 to its Annual Report on Form 10-K/A for the year ended December 31, 2022, which was filed with the SEC on July 17, 2023. Information about the directors and executive officers of NexTier is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on April 28, 2023, and NexTier’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 16, 2023. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are or will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when such materials become available. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from Patterson-UTI or NexTier using the sources indicated above.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June, 30	June 30,
	2023	2023	2022	2023	2022
REVENUES	$758,885	$791,802	$622,238	$1,550,687	$1,131,613
COSTS AND EXPENSES:
Direct operating costs	488,085	512,659	446,900	1,000,744	830,112
Depreciation, depletion, amortization and impairment	126,814	128,180	121,553	254,994	238,491
Selling, general and administrative	33,257	30,566	26,079	63,823	53,540
Merger and integration expenses	7,940	—	182	7,940	2,045
Other operating income, net	(1,793)	(5,566)	(9,238)	(7,359)	(10,456)

Total costs and expenses	654,303	665,839	585,476	1,320,142	1,113,732

OPERATING INCOME	104,582	125,963	36,762	230,545	17,881

OTHER INCOME (EXPENSE):
Interest income	1,212	1,240	14	2,452	29
Interest expense, net of amount capitalized	(9,738)	(8,826)	(10,658)	(18,564)	(21,223)
Other	2,323	1,486	(2,452)	3,809	(870)

Total other expense	(6,203)	(6,100)	(13,096)	(12,303)	(22,064)

INCOME (LOSS) BEFORE INCOME TAXES	98,379	119,863	23,666	218,242	(4,183)

INCOME TAX EXPENSE	13,765	20,185	1,780	33,950	2,708

NET INCOME (LOSS)	$84,614	$99,678	$21,886	$184,292	$(6,891)

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.41	$0.47	$0.10	$0.88	$(0.03)
Diluted	$0.40	$0.46	$0.10	$0.87	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	207,839	212,089	216,165	209,952	215,718
Diluted	208,984	215,866	219,676	211,188	215,718
CASH DIVIDENDS PER COMMON SHARE	$0.08	$0.08	$0.04	$0.16	$0.08

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Contract Drilling:
Revenues	$432,375	$419,026	$304,586	$851,401	$561,226
Direct operating costs	$231,420	$230,358	$196,269	$461,778	$372,975
Adjusted gross margin (1)	$200,955	$188,668	$108,317	$389,623	$188,251
Other operating (income) expenses, net	$12	$22	$(2)	$34	$2
Selling, general and administrative	$1,968	$1,450	$1,694	$3,418	$2,765
Depreciation, amortization and impairment	$85,633	$86,866	$84,905	$172,499	$166,928
Operating income	$113,342	$100,330	$21,720	$213,672	$18,556

Operating days – U.S. (2)	11,669	11,751	11,015	23,420	21,377

Average revenue per operating day – U.S.	$35.94	$34.76	$25.90	$35.35	$24.56
Average direct operating costs per operating day – U.S.	$19.04	$18.88	$16.50	$18.96	$16.24
Average adjusted gross margin per operating day – U.S. (3)	$16.91	$15.88	$9.39	$16.39	$8.32
Average rigs operating – U.S. (2)	128	131	121	129	118

Capital expenditures	$74,464	$80,149	$50,165	$154,613	$101,875

Pressure Pumping:
Revenues	$250,241	$293,268	$238,376	$543,509	$427,966
Direct operating costs	$196,473	$220,116	$191,455	$416,589	$348,923
Adjusted gross margin (1)	$53,768	$73,152	$46,921	$126,920	$79,043
Selling, general and administrative	$2,488	$2,695	$2,117	$5,183	$4,033
Depreciation, amortization and impairment	$25,976	$26,025	$24,713	$52,001	$48,498
Operating income	$25,304	$44,432	$20,091	$69,736	$26,512

Average active spreads (4)	12	12	11	12	11
Fracturing jobs	137	147	142	284	270
Other jobs	162	153	146	315	323
Total jobs	299	300	288	599	593

Average revenue per fracturing job	$1,797.79	$1,959.10	$1,654.75	$1,881.29	$1,557.35
Average revenue per other job	$24.35	$34.51	$23.30	$29.28	$23.16
Average revenue per total job	$836.93	$977.56	$827.69	$907.36	$721.70
Average costs per total job	$657.10	$733.72	$664.77	$695.47	$588.40
Average adjusted gross margin per total job (5)	$179.83	$243.84	$162.92	$211.89	$133.29

Adjusted gross margin as a percentage of revenues (5)	21.5%	24.9%	19.7%	23.4%	18.5%

Capital expenditures	$29,640	$21,425	$34,554	$51,065	$68,016

Directional Drilling:
Revenues	$55,141	$56,263	$54,825	$111,404	$98,159
Direct operating costs	$47,365	$48,046	$45,438	$95,411	$82,392
Adjusted gross margin (1)	$7,776	$8,217	$9,387	$15,993	$15,767
Selling, general and administrative	$1,921	$1,938	$1,500	$3,859	$2,748
Depreciation, amortization and impairment	$4,514	$4,171	$3,859	$8,685	$7,203
Operating income	$1,341	$2,108	$4,028	$3,449	$5,816

Adjusted gross margin as a percentage of revenues (6)	14.1%	14.6%	17.1%	14.4%	16.1%

Capital expenditures	$7,331	$9,074	$4,036	$16,405	$7,002

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Other Operations:
Revenues	$21,128	$23,245	$24,451	$44,373	$44,262
Direct operating costs	$12,827	$14,139	$13,738	$26,966	$25,822
Adjusted gross margin (1)	$8,301	$9,106	$10,713	$17,407	$18,440
Selling, general and administrative	$739	$692	$610	$1,431	$1,199
Depreciation, depletion, amortization and impairment	$9,557	$7,579	$6,803	$17,136	$13,200
Operating income (loss)	$(1,995)	$835	$3,300	$(1,160)	$4,041

Capital expenditures	$8,031	$5,279	$7,189	$13,310	$13,391

Corporate:
Selling, general and administrative	$26,141	$23,791	$20,158	$49,932	$42,795
Depreciation	$1,134	$3,539	$1,273	$4,673	$2,662
Merger and integration expenses	$7,940	—	$182	$7,940	$2,045
Other operating (income) expenses, net	$(1,805)	$(5,588)	$(9,236)	$(7,393)	$(10,458)

Capital expenditures	$12,928	$1,674	$426	$14,602	$914

Total Capital Expenditures	$132,394	$117,601	$96,370	$249,995	$191,198

(1)
Adjusted gross margin is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross margin to adjusted gross margin by segment.
(2)
A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day. Average rigs operating is defined as operating days divided by the number of days in the period.
(3)
Average adjusted gross margin per operating day is defined as adjusted gross margin divided by operating days.
(4)
Average active spreads is the average number of spreads that were crewed and actively marketed during the period.
(5)
For Pressure Pumping, average adjusted gross margin per total job is defined as adjusted gross margin divided by total jobs. Adjusted gross margin as a percentage of revenues is defined as adjusted gross margin divided by revenues.
(6)
For Directional Drilling, adjusted gross margin as a percentage of revenues is defined as adjusted gross margin divided by revenues.

	June 30,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2023	2022
Cash and cash equivalents	$150,288	$137,553
Current assets	$801,327	$829,419
Current liabilities	$454,321	$550,966
Working capital	$347,006	$278,453
Long-term debt	$822,408	$830,937

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Adjusted EBITDA

(unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (1):
Net income (loss)	$84,614	$99,678	$21,886	$184,292	$(6,891)
Income tax expense	13,765	20,185	1,780	33,950	2,708
Net interest expense	8,526	7,586	10,644	16,112	21,194
Depreciation, depletion, amortization and impairment	126,814	128,180	121,553	254,994	238,491

Adjusted EBITDA	$233,719	$255,629	$155,863	$489,348	$255,502

Total revenues	$758,885	$791,802	$622,238	$1,550,687	$1,131,613
Adjusted EBITDA margin	30.8%	32.3%	25.0%	31.6%	22.6%

Adjusted EBITDA by Operating Segment:
Contract drilling	$198,975	$187,196	$106,625	$386,171	$185,484
Pressure pumping	51,280	70,457	44,804	121,737	75,010
Directional drilling	5,855	6,279	7,887	12,134	13,019
Other operations	7,562	8,414	10,103	15,976	17,241
Corporate	(29,953)	(16,717)	(13,556)	(46,670)	(35,252)

Consolidated Adjusted EBITDA	$233,719	$255,629	$155,863	$489,348	$255,502

(1)
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense, net interest expense, and depreciation, depletion, amortization and impairment expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Free Cash Flow

(unaudited, dollars in thousands)

	Six Months Ended
	June 30,
	2023	2022
Free Cash Flow (1):
Net cash provided by operating activities	$397,206	$85,017
Less capital expenditures	(249,995)	(191,198)
Free cash flow	$147,211	$(106,181)

(1)
We define free cash flow as net cash provided by operating activities less capital expenditures. We present free cash flow as a supplemental disclosure because we believe that it is an important liquidity measure and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company, that could be available for financing cash flows, such as dividend payments, share repurchases and/or repurchases of long-term indebtedness. Our computations of free cash flow may not be the same as similarly titled measures of other companies. Free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flows from operations reported in accordance with GAAP.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Adjusted Gross Margin

(unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Contract Drilling:
Revenues	$432,375	$419,026	$304,586	$851,401	$561,226
Less direct operating costs	(231,420)	(230,358)	(196,269)	(461,778)	(372,975)
Less depreciation, amortization and impairment	(85,633)	(86,866)	(84,905)	(172,499)	(166,928)
GAAP gross margin	115,322	101,802	23,412	217,124	21,323
Depreciation, amortization and impairment	85,633	86,866	84,905	172,499	166,928
Adjusted gross margin (1)	$200,955	$188,668	$108,317	$389,623	$188,251

Pressure Pumping:
Revenues	$250,241	$293,268	$238,376	$543,509	$427,966
Less direct operating costs	(196,473)	(220,116)	(191,455)	(416,589)	(348,923)
Less depreciation, amortization and impairment	(25,976)	(26,025)	(24,713)	(52,001)	(48,498)
GAAP gross margin	27,792	47,127	22,208	74,919	30,545
Depreciation, amortization and impairment	25,976	26,025	24,713	52,001	48,498
Adjusted gross margin (1)	$53,768	$73,152	$46,921	$126,920	$79,043

Directional Drilling:
Revenues	$55,141	$56,263	$54,825	$111,404	$98,159
Less direct operating costs	(47,365)	(48,046)	(45,438)	(95,411)	(82,392)
Less depreciation, amortization and impairment	(4,514)	(4,171)	(3,859)	(8,685)	(7,203)
GAAP gross margin	3,262	4,046	5,528	7,308	8,564
Depreciation, amortization and impairment	4,514	4,171	3,859	8,685	7,203
Adjusted gross margin (1)	$7,776	$8,217	$9,387	$15,993	$15,767

Other Operations:
Revenues	$21,128	$23,245	$24,451	$44,373	$44,262
Less direct operating costs	(12,827)	(14,139)	(13,738)	(26,966)	(25,822)
Less depreciation, depletion, amortization and impairment	(9,557)	(7,579)	(6,803)	(17,136)	(13,200)
GAAP gross margin	(1,256)	1,527	3,910	271	5,240
Depreciation, depletion, amortization and impairment	9,557	7,579	6,803	17,136	13,200
Adjusted gross margin (1)	$8,301	$9,106	$10,713	$17,407	$18,440

(1)
We define “Adjusted gross margin” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross margin is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Forecasted Pressure Pumping Adjusted Gross Margin

(unaudited, dollars in thousands)

Three Months Ended
September 30,
2023
Forecasted revenues	$230,000
Less forecasted direct operating costs	(193,000)
Less forecasted depreciation, amortization and impairment	(24,000)
Forecasted GAAP gross margin	13,000
Forecasted depreciation, amortization and impairment	24,000
Forecasted adjusted gross margin (1)	$37,000

(1)
We define “Forecasted adjusted gross margin” as forecasted revenues less forecasted direct operating costs (excluding forecasted depreciation, amortization and impairment expense). Forecasted adjusted gross margin is included as a supplemental disclosure because it is a useful indicator of our operating performance.